UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                                EPIC MEDIA, INC.
                                ----------------
               (Exact Name of Company as specified in its charter)



       California                   000-50579                  33-0735929
------------------------      ---------------------          --------------
(State of Incorporation)      (Commission File No.)          (IRS Employer
                                                               ID Number)

                             9756 Charleville Blvd.
                             Beverly Hills, CA 90212
                             -----------------------
                    (Address of principal executive offices)


               CONSULTING AGREEMENT BETWEEN EPIC MEDIA, INC., AND
                               J. BENNETT GROCOCK
                               ------------------
                          (Full title of the Agreement)

                             Nicolas A. Czuczko, CEO
                                EPIC Media, Inc.
                             9756 Charleville Blvd.
                             Beverly Hills, CA 90212
                             -----------------------
                     (Name and address of agent for service)

                   Company's telephone number: (310) 922-7773

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------------- -------------------- -------------------- ------------------------
                                                     Proposed Maximum     Proposed Maximum
 Title of Securities     Amount to be Registered    Offering Price Per   Aggregate Offering   Amount of Registration
   to be Registered                                      Share(2)             Price(2)                  Fee
----------------------- --------------------------- -------------------- -------------------- ------------------------
    Common Shares               200,000(1)                 $0.55              $110,000                 $25
----------------------- --------------------------- -------------------- -------------------- ------------------------

(1) Pursuant to Rule 416, this Registration Statement shall be deemed to cover such indeterminable number of shares of common stock as may become issuable with respect to any of the registered shares pursuant to antidilution provisions in the Plan.

(2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

         a. The Company's registration statement on Form 10SB12G filed on July 22, 2005, and all amendments thereto;

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Company is authorized to issue 100,000,000 Shares of Common Stock, no-par value. There are 25,250,000 Shares of the Company's Common Stock issued of which 22,750,000 are outstanding and 2,500,000 are held as Treasury Shares. Of the 25,250,000 shares issued, 15,250,000 shares were offered and sold in private transactions, exempt from registration with the United States Securities and Exchange Commission. The remaining 10,000,000 shares were issued pursuant to a Reg. A Offering registered under the Securities Act of 1933 and declared effective (SEC File No. 24-3650-HQ). The Offering was also registered in the States of California, New York, Massachusetts, Oregon and Illinois. The commencement of the Offering took place on March 16, 1998.

         The holders of the Company's Common Stock are entitled to one vote per share in each matter to be voted on by the shareholders. Holders of the Company's Common Stock are be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for distribution after all dividends payable or in arrears are paid to the preferred shareholders. With respect to any proposed "going private" transaction, sale, liquidation, or any other form of disposition of all or substantially all of the Company's assets, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of all indebtedness and payments to shareholders of the Company's Preferred Stock. Stockholders of the Company have no preemptive rights or other rights to subscribe for additional shares. No shares of Common Stock have conversion rights or are subject to redemption. There are no provisions in the by-laws that would delay, defer or prevent a change in control of the Company.

         The Company's bylaws permit cumulative voting. Every shareholder entitled to vote shall be entitled to one vote for each share held, except for the election of directors. In an election for directors, if a candidate's name has been placed in nomination prior to the voting and one or more names has been placed in nomination prior to the voting and one or more shareholders has given notice at the meeting prior to the voting of the shareholder's intent to cumulate the shareholder's votes, then every shareholder entitled to vote may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares which the shareholder is entitled to vote, or distribute the vote on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes up to the number of directors to be elected shall be elected. Upon demand of any shareholder made before the voting begins, the election of directors shall be by ballot.

Transfer Agent, Registrar and Warrant Agent

         The Company has appointed Fidelity Transfer Company, 1800 S. West Temple., Ste 301, Salt Lake City, UT 84115, telephone: 801-484-7222, as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         J. Bennett Grocock, counsel to the Registrant for the purpose of this Registration Statement, owns 200,000 common shares of the Registrant, covered by this registration statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Article II of our Articles of Incorporation and Article VII of our By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees.

         With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of California.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in said Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number             Description
--------------             -----------

4                          Consulting Agreement between EPIC Media, Inc., and J.
                           Bennett Grocock dated as of November 9, 2005.

5                          Opinion of Counsel, The Business Law Group.

23.1 Consent of Moore & Associates, Chartered, Independent Certified Public Accountants.

23.2                       Consent of The Business Law Group (Included in
                           Exhibit 5).



ITEM 9.  UNDERTAKINGS

     1.  The Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 11th day of November, 2005.

                                         EPIC MEDIA, INC.


                                         By:    /s/ Nicholas A. Czuczko
                                             -----------------------------------
                                                    Nicholas A. Czuczko, CEO


         In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                    TITLE                 DATE

 /s/  Nicholas A. Czuczko                    Director              11/11/05
---------------------------------------                            --------
      Nicholas A. Czuczko


 /s/  James M. Hollman                       Director              11/11/05
---------------------------------------                            --------
      James M. Hollman



 /s/  John Yeung                             Director              11/11/05
---------------------------------------                            --------
      John Yeung

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                EPIC MEDIA, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX


Exhibit Number             Description
--------------             -----------

4                          Consulting Agreement between EPIC Media, Inc., and J.
                           Bennett Grocock dated as of November 9, 2005.

5                          Opinion of Counsel, The Business Law Group.

23.1 Consent of Moore & Associates, Chartered, Independent Certified Public Accountants.

23.2                       Consent of The Business Law Group (Included in
                           Exhibit 5).


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